Exhibit 5.1

Hale and Dorr LLP

1455 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(202) 942-8400/Fax (202) 942-8484

December 10, 2003

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, Connecticut 06492

Re:	2003 Stock Incentive Plan, 2003 Employee Stock Purchase Plan, Proton Energy Systems, Inc. 1996 Stock Option Plan, Proton Energy Systems, Inc. 2000 Stock Incentive Plan and Northern Power Systems, Inc. 1998 Stock Option Plan

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 7,950,000 shares of Common Stock, $.01 par value per share (the “Shares”), of Distributed Energy Systems Corp., a Delaware corporation (the “Company”), issuable pursuant to the Company’s 2003 Stock Incentive Plan and 2003 Employee Stock Purchase Plan and the Proton Energy Systems, Inc. 1996 Stock Option Plan, Proton Energy Systems, Inc. 2000 Stock Incentive Plan and Northern Power Systems, Inc. 1998 Stock Option Plan (collectively, the “Plans”).

We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporation Law statute and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and the Shares, when issued and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Hale and Dorr LLP

HALE AND DORR LLP